Exhibit 99.6

This announcement is neither an offer to purchase nor a solicitation of an offer to sell any securities of Virtek Vision International Inc.

June 27, 2008

www.stockeryale.com

Notice of Offer to Purchase for Cash

All of the Outstanding Common Shares of

VIRTEK VISION INTERNATIONAL INC.

for

CDN$0.65 Per Share by

STOCKERYALE WATERLOO

ACQUISITION INC.,

a wholly-owned subsidiary of

STOCKERYALE, INC.

StockerYale Waterloo Acquisition Inc., a wholly owned subsidiary of StockerYale, Inc., is offering (the “Offer”) to purchase all of the outstanding common shares of Virtex Vision International Inc. (“Virtek”) together with associated rights issued under the Virtek shareholders rights plan (collectively the “Common Shares”), at a price of CDN$0.65 per share in cash, without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase dated June 27, 2008 and the related Offering Circular (the “Offering Documents”), a copy of which has been filed today with certain securities regulatory authorities in Canada and which should be made available by such authorities through the internet at www.sedar.com.

The Offer is open for acceptance until 11:59 p.m. (Toronto time) on Friday, August 1, 2008 (the “Expiry Time”), or until such later time and date to which the Offer may be extended.

The Offer is subject to certain conditions which are described in the Offer to Purchase including: (i) there having been deposited under the Offer and not withdrawn, at the Expiry Time, at least 66 2/3% of the outstanding Common Shares (on a fully diluted basis); and (ii) the provisions of Virtek’s shareholders rights plan being waived, invalidated or cease traded. These and other conditions are described in detail in the Offering Documents. The Offer is not subject to any financing condition.

A request will be made today to Virtek for the use of Virtek’s shareholder list and security position listings for the purpose of disseminating the Offering Documents to shareholders. Upon compliance by Virtek with this request, the Offering Documents will be mailed to record holders of Common Shares and furnished to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on Virtek’s shareholder list. Details regarding the mechanics for depositing Common Shares under the Offer are contained in the Offering Documents.

The Offer is made solely by the Offering Documents and is not being made to (nor will deposits be accepted from or on behalf of) holders of Common Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. The Offering Documents contain important information that shareholders should read in their entirety before making any decision with respect to the Offer.

The Information Agent for the Offer is:	The Depositary for the Offer is:

The Laurel Hill Advisory Group Shareholders Call Toll-Free at: 1-888-211-2293 (English and French speakers)	Computershare Investor Services Inc. 100 University Avenue 9th Floor Toronto, ON M5J 2Y1

Banks and Brokers Call Toll-Free at: 1-877-304-0211